Exhibit 99.1

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Consolidated Financial Statements

Year Ended December 31, 2004 and Four Months Ended December 31, 2003

Report of Independent Auditors

Board of Directors

Columbia Energy Resources, LLC

Charleston, West Virginia

We have audited the accompanying consolidated balance sheets of Columbia Energy Resources, LLC (the Company), a wholly owned subsidiary of Triana Energy Holdings, LLC, as of December 31, 2004 and 2003, and the related consolidated statements of operations, members’ (deficit) equity, comprehensive (loss) income, and cash flows for the year ended December 31, 2004, and the four months ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and 2003, and the consolidated results of its operations and cash flows for the year ended December 31, 2004, and the four months ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

March 15, 2005

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Consolidated Balance Sheets

	December 31
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$20,185,955	$26,910,230
Accounts receivable:
Customer receivables	25,922,021	11,491,952
Amounts due from joint interest partners	3,240,198	1,952,221
Unbilled revenue	6,645,209	3,933,393
Other	6,644,879	2,430,764
Prepaid expenses and other	2,868,361	4,844,715

Total current assets	65,506,623	51,563,275

Fixed assets:
General plant	3,615,162	3,096,423
Mineral interest	34,233,721	15,635,843
Production wells	641,925,924	564,166,117
Well lines and meters	34,022,854	28,729,754
Gathering lines and meters	85,937,776	66,390,807
Work in progress	—	59,157,594
Disposal well assets	233,220	233,220

	799,968,657	737,409,758
Less accumulated depreciation, depletion and amortization	(52,331,203)	(14,742,246)

	747,637,454	722,667,512

Derivative instruments, at fair value	678,606	—
Other long-term assets	9,446,162	12,492,078

Total assets	$823,268,845	$786,722,865

	December 31
	2004	2003
Liabilities and members’ (deficit) equity
Current liabilities:
Accounts payable	$9,329,242	$6,561,668
Distribution payable to members	350,000,000	—
Accrued taxes	14,323,240	18,468,650
Derivative instruments, at fair value	20,976,714	3,892,187
Prepaid forward gas sale	78,399,396	138,072,076
Other current liabilities	30,074,784	18,335,652

Total current liabilities	503,103,376	185,330,233

Long-term debt	350,000,000	225,000,000

Deferred credits and other liabilities:
Asset retirement obligation	44,770,370	41,611,026
Prepaid forward gas sale	12,227,887	90,627,283
Derivative instruments, at fair value	119,133,206	5,718,568
Other credits and liabilities	3,406,388	4,077,244

Total deferred credits and other liabilities	179,537,851	142,034,121

Total liabilities	1,032,641,227	552,364,354

Members’ (deficit) equity:
Member units, no par value	222,507,940	222,507,940
Accumulated other comprehensive loss	(138,268,867)	(5,091,537)
Retained (deficit) earnings	(293,611,455)	16,942,108

Total members’ (deficit) equity	(209,372,382)	234,358,511

Total liabilities and members’ (deficit) equity	$823,268,845	$786,722,865

See accompanying notes.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Consolidated Statements of Operations

	Year Ended December 31 2004	Four Months Ended December 31 2003
Operating revenues:
Oil and gas sales	$185,769,040	$57,938,849
Purchased gas sales	6,334,461	670,982
Other revenue	12,262,945	7,119,496

Total operating revenues	204,366,446	65,729,327

Operating expenses:
Lease operating	14,945,073	3,578,248
Operation and maintenance	35,978,705	8,760,378
Exploration	14,560,725	2,375,374
Purchased gas expense	9,447,814	672,441
General and administrative	16,401,169	6,771,936
Taxes other than income	18,277,980	6,203,270
Depreciation, depletion and amortization	40,310,084	16,262,056
Other	2,682,564	646,621

Total operating expenses	152,604,114	45,270,324

Operating income	51,762,332	20,459,003

Other income (expense):
Interest income	434,153	138,639
Interest expense	(18,154,777)	(4,683,608)
Other income	5,587,128	1,139,079

	(12,133,496)	(3,405,890)

Income before income taxes	39,628,836	17,053,113

Income taxes	182,399	111,005

Net income	$39,446,437	$16,942,108

See accompanying notes.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Consolidated Statements of Members’ (Deficit) Equity

	Member Units	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Members’ (Deficit) Equity
Contribution of net assets by parent at September 1, 2003	$222,507,940	$—	$—	$222,507,940
Comprehensive income:
Foreign currency translation	—	—	208,727	208,727
Net change in cash flow hedges:
Natural gas - derivatives	—	—	(4,114,940)	(4,114,940)
Interest rate swap	—	—	(1,185,324)	(1,185,324)
Net income for 2003	—	16,942,108	—	16,942,108

Balance - December 31, 2003	222,507,940	16,942,108	(5,091,537)	234,358,511
Comprehensive income:
Foreign currency translation	—	—	183,309	183,309
Net change in cash flow hedges:
Natural gas - derivatives	—	—	(135,217,254)	(135,217,254)
Interest rate swap	—	—	1,856,615	1,856,615
Member distribution	—	(350,000,000)	—	(350,000,000)
Net income for 2004	—	39,446,437	—	39,446,437

Balance - December 31, 2004	$222,507,940	$(293,611,455)	$(138,268,867)	$(209,372,382)

See accompanying notes.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Consolidated Statements of Comprehensive (Loss) Income

	Year Ended December 31 2004	Four Months Ended December 31 2003
Net income	$39,446,437	$16,942,108

Other comprehensive income (loss), net of tax:
Oil and gas derivatives:
Current period transactions	(138,526,545)	(5,126,185)
Reclassification to earnings	3,309,291	1,011,245
Interest rate derivatives:
Current period transactions	58,570	(1,185,324)
Reclassification to earnings	1,798,045	—
Foreign currency translation adjustment:
Current period change	183,309	208,727

Other comprehensive loss	(133,177,330)	(5,091,537)

Comprehensive (loss) income	$(93,730,893)	$11,850,571

See accompanying notes.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Consolidated Statements of Cash Flows

	Year Ended December 31 2004	Four Months Ended December 31 2003
Cash flows from operating activities
Net income	$39,446,437	$16,942,108
Adjustments to reconcile net income to net cash used inoperating activities:
Depreciation, depletion, and amortization	40,310,084	16,614,567
Recognized revenue—forward gas sale	(138,072,076)	(52,548,676)
Amortization of loan issuance costs	2,525,004	841,668
Exploration expense	14,560,725	—
Accretion of asset retirement obligation	2,682,565	644,477
Hedging	(722,962)	1,615,622
Gain on sale of assets	(5,587,128)	(1,139,058)
Provision for uncollectible accounts	49,683	—
Changes in assets and liabilities, net of effects from purchase:
Accounts receivable	(18,104,492)	5,573,885
Prepaid expenses and other	1,599,421	(1,577,770)
Other assets	94,596	(338,582)
Accounts payable	2,767,574	(8,433,634)
Accrued taxes	596,881	2,790,253
Other current liabilities	6,974,761	3,434,185
Other credits	820,941	913,224

Net cash used in operating activities	(50,057,986)	(14,667,731)

Cash flows from investing activities
Expenditures for property, plant, and equipment	(89,166,173)	(19,287,675)
Proceeds from sale of fixed assets	7,499,884	1,237,230

Net cash used in investing activities	(81,666,289)	(18,050,445)

Cash flows from financing activities
Proceeds from long-term debt, net of issuance costs	125,000,000	—
Payments on long-term debt	—	(17,737)

Net cash provided by (used in) financing activities	125,000,000	(17,737)

Net decrease in cash and cash equivalents	(6,724,275)	(32,735,913)

Cash and cash equivalents, beginning of year	26,910,230	59,646,143

Cash and cash equivalents, end of year	$20,185,955	$26,910,230

See accompanying notes.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements

Year Ended December 31, 2004 and Four Months Ended December 31, 2003

1. Organization

Columbia Energy Resources, LLC, a Delaware limited liability company (CER or the Company), was formed on August 27, 2003, and is a wholly owned subsidiary of Triana Energy Holdings, LLC (TEH). On September 1, 2003, TEH acquired Columbia Energy Resources, Inc. through a separate LLC (Acquisition LLC) formed to facilitate the acquisition of Columbia Energy Resources, Inc., previously a wholly owned subsidiary of Columbia Energy Group, a registered holding company under the Public Utility Holding Company Act of 1935 and a wholly owned subsidiary of Nisource, Inc. Simultaneously, TEH caused the net assets acquired to be contributed to the Company by merging Acquisition LLC with the Company.

Columbia owns Columbia Natural Resources, LLC (CNR), the primary exploration and production subsidiary in the United States, Columbia Natural Resources Canada, Ltd. (CNRC), with holdings in Canada, Hawg Hauling and Disposal, LLC (Hawg), which conducts brine hauling and disposal services, Alamco-Delaware, LLC (Aladel), an entity formed to participate in monetization of investment tax credits, and Triana Energy Leases, Inc. (TEL), an entity formed to participate in operations on government leases.

Description of Business

The Company’s principal business is the exploration and production of natural gas and oil. Our operations primarily include the acquisition, exploration, development, production, gathering, and sale of natural gas and oil. The Company’s primary operations are located in the geographical regions known as the Appalachian Basin and the Trenton/Black River formation extending from New York throughout the Appalachians and into Kentucky. The Company’s natural gas and oil reserves are located entirely within these regions. Information relating to the Company’s estimates of natural gas and oil reserves and future net cash flows is provided in Note 13 (unaudited) of these consolidated financial statements.

Business Risks and Uncertainties

The oil and gas industry within the Appalachian basin is highly competitive. We compete with other energy companies, independent oil and gas producers and other individuals for mineral rights, drilling rig usage, transportation and line capacity, materials and services, gas marketing, and other items.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates

Principles of Consolidation

The consolidated financial statements of Columbia include the accounts of Columbia Energy Resources, LLC and its wholly owned subsidiaries; CNR, CNRC, Hawg, Aladel, and TEL. The Company records its proportionate share of assets, liabilities, revenues and expenses in wells in which it has a partial working interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions that are significant to the underlying amounts in the financial statements include, but are not limited to, revenue and expense accruals, depreciation and amortization, asset impairment, valuation of prepaid gas forward sale contracts, valuation of derivative contracts, and asset retirement obligations.

Foreign Currency Exchange Rates

The conversion of the functional currency of Columbia Natural Resources Canada, Ltd. (a Canadian company) in Canadian dollars to the reporting currency of U.S. dollars is based upon the exchange rates in effect at the reporting date while the statements of operations are translated at average rates. The exchange rates in effect at December 31, 2004 and 2003, were $1.20 and $1.29 Canadian dollars to the U.S. dollar, respectively. Exchange gains and losses are included in accumulated other comprehensive income (loss).

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These investments are accounted for at cost. Interest earned on cash equivalents is included in interest income in the statement of operations.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

Accounts Receivable

Accounts receivable recorded in the financial statements represents valid claims against debtors for sales or other charges arising on or before the balance sheet date and have been reduced to their net estimated realizable value. When deemed necessary, an allowance for doubtful accounts is estimated based upon existing economic conditions, the financial conditions of the customer, the amount and age of the accounts, and the prior history of collection, among other factors. Accounts receivable are generally not collateralized.

Joint Interest Receivables

Amounts due from joint interest partners represent drilling and operating costs incurred by the Company on behalf of its joint interest drilling partners. Such receivables are recorded as the drilling and operating costs are incurred in accordance with the joint interest agreement and are billed to the partners on a monthly basis.

Inventories

The Company’s inventory balance consists of materials and supplies, primarily related to materials used in gathering operations and the drilling for oil and natural gas. Inventory is presented at the lower of cost or market value.

Fixed Assets

Fixed assets are carried at cost. Depreciation is calculated using the straight-line method based on estimated service lives, ranging from 5 to 30 years, except for oil and gas production properties as explained below. The depreciable life for general plant ranges from 5 to 30 years and for gathering assets from 20 to 30 years. The cost of minor repairs and replacements is charged to maintenance expense as incurred.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

Long-Lived Assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amount or estimated fair value less cost to sell.

Oil and Gas Properties

The accounting for oil and gas producing activities requires the Company’s management to choose between generally acceptable accounting alternatives and to make judgments about estimates of future uncertainties.

The Company uses the “successful efforts” method of accounting for oil and gas production activities as opposed to the alternate acceptable “full cost” method. Under the successful efforts method, the cost of productive wells, including mineral interests, wells and related equipment, interest during construction, and development dry holes are capitalized. Nonproductive exploration cost, which include certain geological and geophysical costs, exploratory dry holes, delay rentals, and other property carrying costs are charged to expense.

Capitalized oil and gas properties are depleted on the unit-of-production method. Depletion expense on evaluated properties is calculated on a field-by-field basis, based upon production multiplied by the depletion rate per unit that is derived by allocating the lease, well equipment, and intangible drilling costs capitalized, as well as the future abandonment costs, net of salvage, in that field over the number of units expected to be extracted over the life of the proved developed reserves. Unevaluated costs are excluded from the depletion calculation. As of December 31, 2004 and 2003, accumulated depletion associated with these assets totaled $46.3 million and $12.8 million respectively.

The majority of the Company’s oil and gas properties are classified as proved properties. Proved properties including developed and undeveloped costs associated with probable reserves are assessed for impairment using estimated future cash flows. Estimating future cash flows involves the use of complex judgments such as the estimation of proved and probable gas reserve

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. Information relating to the Company’s estimates of natural gas and oil reserves and future net cash flows is provided in Note 13 (unaudited) of the consolidated financial statements. The Company’s proved reserve information is based on estimates prepared by independent petroleum engineers. Estimates prepared by others may be higher or lower than these estimates. The carrying values of the Company’s proved gas properties are reviewed on a field-by-field basis for indications of impairment on an annual basis, or whenever events or circumstances indicate that the remaining carrying values may not be recoverable. Proved gas properties that have carrying amounts in excess of estimated undiscounted future cash flows are deemed impaired. Those properties are then written down to fair value. For the periods ended December 31, 2004 and 2003, the Company incurred no impairment charges on gas properties. The costs of unproved gas properties (mineral interests) are periodically assessed on a field-by-field basis. If unproved properties are determined to be productive, the related costs are transferred to proved gas properties. If unproved properties are determined not to be productive or if the value has been otherwise impaired, the excess of carrying value over the estimated fair value is charged to expense. Unproved properties are impaired at 10.5% annually. The unimpaired balance of leases surrendered is charged to expense.

On the sale or retirement of a complete unit (group of properties in a geographical area) of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Capitalized Internal Cost

The Company capitalizes specific internal cost associated with leasehold acquisition, geological and engineering work performed in the exploration and development of oil and gas properties. The amount of internal cost capitalized for the periods ended December 31, 2004 and 2003, was $2.9 million and $0, respectively.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

Capitalized Interest During Construction

The Company capitalizes interest on expenditures for significant exploration and development projects during construction (IDC), while activities are in progress to bring the assets to their intended use. The IDC rate was 4.6% and 4.2% for the periods ended December 31, 2004 and 2003, respectively. The amount of interest capitalized for the periods ended December 31, 2004 and 2003, was $237,087 and $17,224, respectively.

Revenue Recognition

Revenue from production activities is generally recognized when deliveries are made and legal title has passed. Gas imbalances are incurred in the ordinary course of business. As of December 31, 2004 and 2003, the Company had recorded a liability of $7.7 million and $0.2 million, respectively, related to estimated gas imbalances with Columbia Gas Transmission, Inc.

Delivery Commitments

In December 2004, the Company entered into an agreement with the University of Charleston whereby the Company committed to deliver 500 dth of natural gas per day until such time as the Company has assigned and transferred to the University of Charleston a sufficient amount of gas to pay in full a term loan from United Bank, Incorporated to the University of Charleston in the principal amount of $6.0 million. In consideration for the assignment and delivery of the gas by the Company, the University of Charleston agreed to provide up to 80 four-year, full-tuition scholarships to qualified dependents of employees of the Company for undergraduate education and up to one hundred qualified full-time Company employees, one undergraduate class per semester beginning with the spring 2004-2005 academic year and ending with the fall term of the 2014-2015 academic year, among other benefits. The scholarship asset is recognized as gas deliveries are made and is amortized to employee benefits as the scholarships become available over 11 years.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

Prepaid Forward Gas Sales

In connection with the acquisition of CER in August 2003, the Company assumed an obligation under forward gas sales agreements with Mahonia II Limited (Mahonia) to deliver a total of 86.7 Bcf of natural gas to Mahonia through 2006. The obligation, for which no future compensation will be forthcoming, was adjusted to its estimated fair value at the date of acquisition based upon the cost expected to be incurred to satisfy the obligations under the contract, as determined by an outside valuation firm. These contracts are recorded as a prepaid forward gas sales liability, with the related income recognized at time of delivery. During 2004 and 2003, 41.2 and 14.6 Bcf of natural gas were delivered, representing approximately $138.1 and $52.5 million in revenues, respectively. The following is a summary of scheduled future deliveries and revenues to be recognized under the contract:

	2005	2006	Total
Volumes to be delivered (Bcf)	26.3	4.2	30.5
Average sales price (Per Mcf) (dollars)	$2.98	$2.88	$2.97
Percentage of estimated production capacity	54%	8%	—
Estimated revenue to be recognized upon delivery	$78.4	$12.2	$90.6

Distribution to Members

Member distributions are recognized in the period declared. Distributions declared for the years ended December 31, 2004 and 2003, were $350 million and $0, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, trade accounts receivable, derivatives, and certain other short-term financial instruments. The fair value of financial instruments approximates carrying value.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

The Company’s accounts receivable are generated primarily from the sale and transportation of natural gas within the Appalachian basin. The Company is exposed to credit loss in the event of non-collection of accounts receivable. The Company manages these risks by limiting the sale of natural gas to marketers who meet the Company’s credit requirements and by actively monitoring all accounts receivable.

The Company is exposed to credit loss in the event of nonperformance on derivative instruments. The Company manages this risk by limiting our pool of counterparties to only those financial institutions that are part of the Company’s syndicated borrowing agreement. As of December 31, 2004 and 2003, the Company’s exposure to credit risk related to derivative instruments was $678,606 and $0, respectively, based on the estimated fair market value of the derivative instruments at the respective date.

Derivative Instruments

Derivatives are held as part of a formally documented risk management program. The Company’s risk management activities are subject to the management, direction and control of the Company’s Corporate Risk Management Committee (CRMC). The CRMC reports to the Company’s Board of Directors.

The Company’s risk management program includes the use of Over the Counter (OTC) swaps, options, collars, and exchange-traded natural gas future contracts to hedge exposures to fluctuations in natural gas prices. The Company’s risk management program also includes the use of interest rate swap agreements to hedge exposure to fluctuations in interest rates. At contract inception, the Company designates its derivative instruments as cash flow hedges. The Company recognizes all derivative instruments either as assets or liabilities and measures the instruments at fair value. The measurement of fair value is based upon actively quoted market prices and independent valuations. An effectiveness test is performed at inception of each hedge and periodically thereafter throughout the life of the hedge.

The Company considers a hedge to be highly effective if the effectiveness ratio falls between .80 and 1.25. Every hedging relationship is measured by this standard and the measurement is performed on no less than a quarterly basis. To the extent that a derivative instrument has been designated and qualifies as a cash flow hedge, the effective portion of the change in fair value of the derivative instrument is reported as a component of accumulated other comprehensive

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

income and is reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The ineffective portion of the cash flow hedge is immediately recognized in operating revenues. Ineffectiveness recognized for the year ended December 31, 2004, was income of $949,990 compared to a loss of $1,615,622 for the four months ended December 31, 2003. If a cash flow hedge were to be terminated before the settlement date of the hedged item, the amount of accumulated other comprehensive income recorded up to that date would remain accrued provided that the forecasted transaction remains probable of occurring.

Asset Retirement Obligations

The Company records the estimated discounted fair value of a liability for an asset retirement obligation, net of salvage value, in the period in which it is incurred. The Company’s asset retirement obligation primarily relates to the plugging of wells and land restoration at the end of oil and gas production activities. Upon initial recognition of a liability for an asset retirement obligation, the Company capitalizes the cost, thereby increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted, and the capitalized cost is depleted over the useful life of the related asset.

Inherent to the discounted value calculation are numerous assumptions and estimates, including the estimated future plugging cost, inflation factors, credit-adjusted discount rates, timing of settlement, and changes in legal, environmental and regulatory environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment is made to the capitalized long-lived asset balance.

Income Taxes

The Company and its largest subsidiary, CNR, were each established as a Single Member Limited Liability Company (LLC), thus the LLC is not recognized for federal and, if applicable, state and local income tax purposes. As such, the Company is not subject to federal and state income taxes. Two subsidiaries, CNRC and TEL, are subject to federal income tax and, if applicable, state and local income tax. There were no significant deferred tax assets or liabilities as of December 31, 2004 or 2003. Income tax expense reported on the consolidated statements of operations for the year ended December 31, 2004, represented income tax expense for TEL from

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

2. Critical Accounting Policies and Estimates (continued)

earnings. Income tax expense for the four months ended December 31, 2003, included $26,000 of income tax expense for TEL from earnings and approximately $85,000 of alternative minimum tax related to the dissolution of Triana Energy, Inc.

3. Accounting for Risk Management Activities

The Company is concerned with managing specific risks associated with natural gas price volatility and interest rate movement on floating-rate debt. Authorized personnel, who have appropriate experience, skill level and degree of specialization, participate in the Company’s risk management activities. The Company enters into contracts with counterparties deemed by management and the Board of Representatives to be credit worthy, minimizing credit risk exposure.

Commodity Risk

The Company is primarily in the business of exploration and production of natural gas and oil within Appalachian Basin of North America. The Company utilizes both fixed price and index-related contracts to market its gas. These contracts qualify as “normal purchases and normal sales” of natural gas. A substantial risk lies within the inherent price volatility of the natural gas market, which is driven by economic factors such as, but not limited to, levels of regional supply and demand pressures. The Company’s risk management energy portfolio includes the use of Over the Counter (OTC) swaps, options, collars and traditional fixed price sales contracts to hedge exposure to fluctuations in natural gas prices. The energy portfolio is managed to complement the Company’s expected future production and sales levels, reducing overall risks within policy limits. Although the use of such derivative products may restrict levels of upside revenue during periods of favorable market prices, the hedging strategies employed by the Company offer a reasonable level of risk management assurance by reducing exposure to price risk during unfavorable market turns. Other risks associated with derivative utilization include counterparty creditworthiness, non-hedged production exposed to natural gas price fluctuations, and ineffectiveness within the derivative contracts to fully offset the change in market price.

The Company’s energy derivatives are currently held for purposes other than trading (hedging activities). As of December 31, 2004, the Company’s energy portfolio contains derivative instruments and fixed price contracts maturing from January 2005 through December 2009 covering 199,017,000 Mmbtu. The fair market value of the Company’s derivative commodity

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

3. Accounting for Risk Management Activities (continued)

instruments at December 31, 2004 and 2003, was a liability of $140.0 million and $8.3 million, respectively. A decrease of 10% in the market price of natural gas would decrease the fair value of the Company’s hedging liability by approximately $86.5 million at December 31, 2004. An increase of 10% in the market price of natural gas would increase the fair value of the liability by approximately the same amount. For the periods ended December 31, 2004 and 2003, the Company reduced revenues by approximately $3.3 million and $1.0 million, respectively, as a result of hedging activities. At December 31, 2004, the estimated net amount of existing losses expected to be reclassified into earnings within the next 12 months is approximately $20.9 million.

Interest Rate Risk

In connection with the acquisition, merger, and subsequent operation of the surviving entity known as Columbia Energy Resources, LLC, a combination of capital resources consisting of debt and equity contributions were secured. Specifically, a syndicated borrowing instrument of a $500 million commitment to the Company for a period of five years was secured. Through December 31, 2004, $350 million has been borrowed against this line of credit. A variable rate component is attached to the Company’s borrowings, based on the London Inter-Bank Offered Rate (LIBOR).

Due to the structure of the Company’s financing arrangements, exposure to interest rate fluctuation is a significant concern. This risk is managed through the Company’s Risk Management Committee, which provides analysis and recommendations focused on factors known traditionally to influence interest rates. As of December 31, 2004, the Company had entered into three interest swap agreements with a cumulative notional amount of $100 million, under which CER will pay the weighted-average fixed rate ranging from 2.9% to 3.0%, and receive the floating USD three-month LIBOR. The floating rates settle and reset on staggered quarters based on each contract’s respective transaction date, and changes in the cash flows of these floating to fixed interest rate swap agreements are expected to be highly effective in hedging exposure to the variability in the LIBOR interest rate debt. Accordingly, the interest rate swap agreements have been accounted for as cash flow hedges. For the year ended December 31, 2004, the Company recognized expense related to the settlement of its interest swap hedge contracts of $1.8 million. For the four months ended December 31, 2003, no income or expense was recognized. The estimated net amount of existing losses at December 31, 2004, that is

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

3. Accounting for Risk Management Activities (continued)

expected to be reclassified to earnings within the next 12 months is approximately $0.01 million. The fair value of the Company’s interest rate swaps at December 31, 2004, is an asset of $0.67 million.

4. Recent Accounting Pronouncements

FAS 141-1 and FAS 142-1 – In April 2004, the FASB issued Staff Position Nos. FAS 141-1 and FAS 142-1, “Interaction of FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.” This FSP amended Statement 141 and Statement 142 to address an inconsistency between the original pronouncements and the consensus of EITF Issue No. 04-2, Whether Mineral Rights Are Tangible or Intangible Assets, that mineral rights are a tangible asset. SFAS Statements 141 and 142 have been amended to exclude mineral rights as examples of intangible assets. Historically, the Company has included the cost of mineral rights as tangible assets, which is consistent with the EITF’s consensus. Accordingly, the adoption of Staff Position Nos. FAS 141-1 and FAS 142-1 did not impact our financial statements.

FAS 142-2 – In September 2004, the FASB issued Staff Position No. FAS 142-2, “Application of FASB Statement No. 142, Goodwill and Other Intangible Assets, to Oil and Gas Producing Entities.” This Staff Position provided clarification for the balance sheet classification and disclosures for drilling and mineral rights of oil and gas producing entities that are within the scope of FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. Mineral rights of oil and gas producing entities that are within the scope of FASB Statement No. 19 are to be classified and disclosed as tangible assets. The adoption of Staff Position Nos. FAS 141-1 and FAS 142-1 did not impact our financial statements.

FIN No. 46 – In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46, as revised in December 2003, clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. As a nonpublic enterprise, CER applied this interpretation to all applicable entities beginning January 1, 2005. The adoption of FIN 46 did not materially impact our financial statements.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

4. Recent Accounting Pronouncements (continued)

EITF Issue 03-11 – In July 2003, the EITF reached consensus on Issue 03-11, Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133 and not “Held for Trading Purposes” as Defined in Issue No. 02-3. The consensus stated that determining whether realized gains and losses on physically settled derivative contracts “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. The consideration of the facts and circumstances, including economic substance, should be made in the context of the various activities of the entity rather than based solely on the terms of the individual contracts. The statement did not have a material effect on the Company’s financial condition or results of operations.

5. Asset Retirement Obligations

The Company has legal retirement obligations for wells, well lines, compressor stations, gathering lines, treatment and injection facilities, and disposal wells. An asset retirement obligation has been recognized for all asset classes where a reasonable estimate of fair value can be made. Most of the retirement obligations are related to wells, well lines, and other exploration and production assets. Compressor stations and gathering lines presently have indeterminate lives; therefore, an estimate of the liability for the associated retirement obligations is not calculable. The following table summarizes the progression of the asset retirement obligation for the years ended December 31, 2004 and 2003:

(Dollars in Thousands)	2004	2003
Asset retirement obligation, beginning of year	$41,611	$—
Liabilities assumed with purchase of CER	—	40,966
Liabilities incurred during the current period	646	—
Liabilities settled during the current period	(170)	(2)
Accretion expense	2,683	647
Revisions in estimated cash flows	—	—

Asset retirement obligation, end of year	$44,770	$41,611

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

6. Debt and Commitments

In August 2003, The Company obtained funding through a syndicated borrowing instrument managed by Fleet Bank (Fleet) to finance the acquisition, merger, and subsequent operation of Columbia Energy Resources. Under the terms of the debt instrument, the Company obtained authorization to borrow up to $500 million for a period of five years. In the initial year, $225 million was drawn and was outstanding at December 31, 2003. It was projected at acquisition that additional draws would be required over the subsequent 18 months to support operating expenses and capital expenditure investments during the course of satisfying the Company’s forward gas sale agreement (see note 2). During 2004, additional borrowings totaling $125 million were drawn. No principal amounts have been paid on the amount borrowed. Under the provisions of the Fleet debt instrument, interest is determined according to a LIBOR-indexed rate, plus 300 basis points. The loan is collateralized with virtually all of the Company’s assets. The initial term of the debt instrument was five years although there is no specified time period for debt repayment. As of December 31, 2004 and 2003, the Company had $350 million and $225 million outstanding, respectively, the total of which was classified as long-term debt. The average daily balance of the Company’s Fleet debt was approximately $288.4 million over the course of 2004 and $225.0 million during the four months ending December 2003.

In January 2005, the Company entered into a new syndicated loan managed by Bank of America and refinanced the debt previously held with Fleet Bank. Under the terms of the new debt instrument, the Company obtained a credit facility of $1.25 billion with a borrowing base of $850 million for a period of five years. Interest is to be determined according to a market-indexed rate at time of draw, plus 225 basis points and payment is due January 2010. The loan is collateralized with virtually all of the Company’s assets. As of March 15, 2005, $715 million had been borrowed against this line. In January 2005, the Company wrote off $9.3 million of unamortized financing cost related to the previous Fleet debt instrument.

Interest paid was $15.1 million and $2.8 million during the periods ended December 31, 2004 and 2003, respectively.

7. Benefit Plan

Columbia offers a Deferred Salary 401(k) Plan (the Plan) for all employees who are eligible to participate. Employees are immediately eligible to participate upon becoming a full-time employee with the Company. The Plan allows for the deferral of all or part of a participant’s base salary and incentive compensation bonuses. Participants may elect to have their deferred

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

7. Benefit Plan (continued)

compensation invested in several investment alternatives. Employer matching and profit sharing contributions are discretionary. Employer contributions to the plan for the periods ended December 31, 2004 and 2003, were $1.3 million and $0.4 million, respectively.

Columbia also provides medical coverage and life insurance coverage for current employees. Essentially all active employees are eligible for these benefits, which cease upon separation from employment with the Company. The cost of these benefits, net of employee contributions, was $2.3 million and $0.9 million for the periods ended December 31, 2004 and 2003, respectively.

8. Leases

The Company leases office space, compressors, computers, and other equipment under various operating lease agreements. Payments made in connection with operating leases are charged to lease operating expense as incurred. Rental expense for operating leases was $8,867,668 and $2,953,148 for the periods ended December 31, 2004 and 2003, respectively. Future minimum lease payments required under the noncancelable operating leases that have initial or remaining terms in excess of one year are as follows:

2005	$4,081,586
2006	3,676,197
2007	3,352,297
2008	2,655,970
2009	2,134,350
Thereafter	309,000

Total minimum lease payments	$16,209,400

In aggregate, the future minimum rentals to be received under noncancelable subleases as of December 31, 2004, are $123,000.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

9. Related Party Transactions

The Company has entered into contractual arrangements with Union Drilling, Inc., which drills natural gas wells for the Company. Columbia’s President and Chief Executive Officer currently is the Vice Chairman of the Board of Directors for Union Drilling, Inc. At December 31, 2004 and 2003, the Company had no amounts payable to Union Drilling, Inc. During the periods ended December 31, 2004 and 2003, the Company utilized services from Union Drilling, Inc. totaling approximately $7.3 million and $3.6 million, respectively.

10. Commitments and Contingencies

Capital Expenditures

The estimated gross construction program for 2005 is $135.5 million (Unaudited).

Forward Gas Sale

As part of the acquisition agreement with Columbia Energy Group, the Company assumed a forward gas sales obligation with Mahonia II Limited (Mahonia). Under the terms of the agreement, the Company is required to sell and deliver certain quantities of natural gas during the term of the contract, which continues through February 2006. As such, this contract is recorded as forward gas sale at its estimated fair value at the date of acquisition less amounts delivered through December 31, 2004. Deliveries, sales prices, and revenue to be recognized by year have been included in the summary of significant accounting policies in Note 2.

Legal Matters

Collective Bargaining Agreement. A grievance has been filed by the Paper, Allied-Industrial, Chemical and Energy Workers International Union (PACE) under its Collective Bargaining Agreement (CBA) with CNR alleging that, as a result of the acquisition, CNR is required to provide a defined (retirement) benefit plan. PACE and CNR are in the process of moving toward arbitration as provided for in the CBA. Approximately 141 employees, or 39% of the Company’s workforce, are covered by the current CBA, which is scheduled to expire in December 2006. The Company is unable to determine the potential exposure, if any, to increased benefit costs should it be required to modify its current defined contribution plan.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies (continued)

Indemnification of Royalty Claims. Pursuant to its Stock Purchase Agreement dated July 3, 2003 (the SPA), the Company is indemnified by Columbia Energy Group (CEG) for certain royalty claims made by royalty owners, provided that the Company does not alter the methodology of royalty payment calculation. Pursuant to a letter from CEG dated November 29, 2004, CEG has advised CNR that it believes it is relieved of its indemnification obligations concerning those certain royalty claims because CEG believes that the Company has altered its methodology. The Company has not altered the methodology, and the Company believes it has fully complied with the provisions of the SPA. The Company is unable to determine the ultimate impact any resolution of this matter may have on its financial statements.

In addition to the above matters, the Company is involved in various other legal actions and claims arising in the ordinary course of business. Management does not expect these matters to have a material effect on the Company’s financial position, results of operations, or cash flows.

For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we record the estimated liability. As new information becomes available, or other relevant developments occur, we adjust our estimates accordingly. While there are still uncertainties related to the ultimate outcome of pending litigation, no liabilities for estimated losses were established at December 31, 2004 and 2003.

Environmental Matters

The Company is subject to extensive federal, state, and local environmental laws and regulations, which are constantly changing. Governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment, remediation requirements, and injunctions as to future activities. The Company has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal, or other environmental requirements could adversely affect the Company’s operations and financial position, as well as the industry in general. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations, and the Company has not experienced any material adverse effect from compliance with these environmental requirements. However, there is no assurance that this will continue in the future.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

11. Significant Customer

Currently, approximately 80% of the Company’s natural gas production is transported through transmission lines owned by Columbia Gas Transmission, Inc. From time to time the Company has experienced production constraints due to transmission line shut-ins or scheduled outages imposed by Columbia Gas Transmission. Historically, these delivery constraints have been infrequent and the effect on revenues has been minimal. There can be no guarantee that future constraints, if any, will not have a material impact on the financial position or results of operations of the Company.

12. Future Operations

As shown in the accompanying consolidated balance sheets, the Company has a deficiency in members’ equity of approximately $209 million at December 31, 2004. This deficit was the result of a $350 million distribution to members declared in December 2004 and paid in January 2005.

As more fully described in Note 2 and in connection with the acquisition of CER in August 2003, the Company assumed an obligation under forward gas sales agreements with Mahonia II Limited to deliver 72.1 Bcf of natural gas to Mahonia through 2006, for which no future compensation was forthcoming. The Company was required to utilize additional borrowings totaling $125 million during 2004 under the Company’s then existing $500 million credit facility financed through a syndicated borrowing instrument managed by Fleet Bank (Fleet). As expected prior to the acquisition, this forward gas sales commitment significantly impacts the Company’s cash flows from operations during the life of the delivery commitment. During 2004 and 2003, the Company used approximately $50.0 million and $20.2 million, respectively, of cash for operations.

The daily natural gas deliveries required under the forward gas sales agreements declined in October 2004, and will continue to decline throughout 2005 until final deliveries scheduled for the first quarter 2006, improving the Company’s overall cash flow position. Due largely to the reduction in 2005 of the Company’s contractual delivery obligations associated with the forward gas sales contract, the Company’s financial plan has forecasted improved cash flows from operations for 2005. The level of the Company’s future cash flow will depend on a number of factors including the price received for oil and natural gas, the scope and success of drilling activities, ability to acquire additional producing properties, and fluctuations in interest rates.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

12. Future Operations (continued)

In January 2005, the Company entered into a new syndicated loan managed by Bank of America and refinanced the debt previously held with Fleet Bank. Under the terms of the new debt instrument, the Company obtained a credit facility of $1.25 billion with an initial borrowing base of $850 million for a period of five years. As of March 15, 2005, $715 million had been borrowed against this line.

13. Natural Gas Producing Activities (Unaudited)

The supplementary information summarized below presents the results of natural gas activities for Columbia in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities. Reserve information contained in the following tables is management’s estimate, which was reviewed by the independent consulting firm of Schlumberger Data and Consulting Services. Reserves are reported as net revenue interest. Gross revenues are reported after deduction of royalty interest payments.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

	Gas (bcf)	Oil and Other Liquids (000 bbls)
Proved Reserves
Purchase of CER proved reserves at September 1, 2003	1,099.596	1,284.610
Revisions of previous estimate	69.013	289.736
Extensions, discoveries and other additions	56.181	—
Production	(15.728)	(65.726)

Reserves as of December 31, 2003	1,209.062	1,508.620
Revisions of previous estimate	12.841	1,100.722
Sales of reserves-in-place	(2.579)	—
Purchases of reserves-in-place	2.157	—
Extensions, discoveries and other additions	63.432	61.860
Production	(44.929)	(209.402)

Reserves as of December 31, 2004	1,239.984	2,461.800

Proved developed reserves as of:
December 31, 2003	827.227	1,374.880
December 31, 2004	832.062	1,905.550

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

13. Natural Gas Producing Activities (Unaudited) (continued)

(Dollars in Millions)	2004	2003
Capitalized Costs
Proved properties	$660.975	$616.103
Unproved properties	48.836	39.129

Total capitalized costs	709.811	655.232
Accumulated depletion	47.408	13.606

Net capitalized costs	$662.403	$641.626

Costs incurred during year:
Acquisition properties, including adjustments to purchase price in 2004	$(7.716)	$625.223
Proved	—	—
Unproved	10.583	2.428
Exploration	15.074	1.561
Development	48.460	11.931

Net costs capitalized during year	$66.401	$641.143

	2004	2003
Other Exploration and Production Data
Average sales price per Mcf of gas	$3.928	$3.553
Average sales price per barrel of oil and other liquids	33.942	25.706
Production (lifting) cost per dollar of gross revenue	0.228	.206
Depletion rate per dollar of gross revenue	0.185	.221

(Dollars in Millions)	2004	2003
Historical Results of Operations
Gross revenues – unaffiliated	$183.580	$57.222
Production costs	41.780	11.809
Depletion	33.877	12.631
Exploratory expense	14.560	2.375
Income tax expense	—	—

Results of operations	$93.363	$30.407

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

13. Natural Gas Producing Activities (Unaudited) (continued)

Results of operations for exploration and production activities exclude administrative and general costs, corporate overhead and interest expense.

(Dollars in Millions)	2004	2003
Standardized Measure of Discounted Future Net Cash Flows
Future cash inflows	$9,174.435	$8,411.735
Future production costs	2,039.063	1,562.771
Future development costs	630.539	532.572
Future income tax expense	—	—

Future net cash flows	6,504.833	6,316.392
Less: 10% discount	4,357.648	4,219.774

Standardized measure of discounted future net cash flow	$2,147.185	$2,096.618

Future cash inflows are computed by applying year-end prices to estimated future production of proved gas and oil reserves. Future expenditures (based on year-end costs) represent those costs to be incurred in developing and producing the reserves. Discounted future net cash flows are derived by applying a 10% discount rate, as required by the Financial Accounting Standards Board, to the future net cash flows. This data is not intended to reflect the actual economic value of the Columbia gas and oil producing properties or the true present value of estimated future cash flows since many arbitrary assumptions are used. The data does provide a means of comparison among companies through the use of standardized measurement techniques.

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

13. Natural Gas Producing Activities (Unaudited) (continued)

A reconciliation of the components resulting in changes in the standardized measure of discounted cash flows attributable to proved gas and oil reserves for the three years ending December 31 follows:

(Dollars in Millions)	2004	2003
Beginning of year	$2,096.618	$—
Gas and oil sales net of production costs	(183.579)	(58.720)
Net changes in prices and production costs	(228.379)	528.464
Change in future development costs	(97.966)	(163.215)
Extensions, discoveries and other additions, net of related costs	97.211	74.516
Revisions of previous estimates, net of related costs	257.980	50.703
Sales of reserves-in-place	(5.801)	(.206)
Purchases of reserves-in-place	1.439	1,664.910
Accretion of discount	209.662	.166
Net change in income taxes	—	—
Timing of production and other changes	—	—

End of year	$2,147.185	$2,096.618

Acreage and Wells

The following table details the Company’s gross and net interest in developed and undeveloped lease and mineral acreage at December 31, 2004.

	Developed Acreage		Undeveloped Acreage		Total
	Gross	Net	Gross	Net	Gross	Net
United States	2,189,211	1,698,677	1,104,430	1,009,394	3,293,641	2,708,071
Canada	—	—	703,000	703,000	703,000	703,000

Columbia Energy Resources, LLC (a wholly owned

subsidiary of Triana Energy Holdings, LLC)

Notes to Consolidated Financial Statements (continued)

13. Natural Gas Producing Activities (Unaudited) (continued)

The following table details the Company’s gross and net interest in productive natural gas and oil wells as of December 31, 2004, all of which are located within the Appalachian Basin.

	Natural Gas	Oil	Total
Gross productive wells	8,430	110	8,540
Net productive wells	7,932	71	8,003

During 2004, the Company sold approximately 19 gross wells, all located within the Appalachian basin. Of the above stated productive natural gas wells, 645 wells (gross) are completed to multiple zones.

The following table details our net exploratory and development wells drilled for the year ended December 31, 2004, and four months ended December 31, 2003.

	Net Exploratory Wells Drilled		Net Development Wells Drilled
	2004	2003	2004	2003
Productive	.5	2.0	85.2	52.2
Dry	5.3	1.5	8.3	.2

Total	5.8	3.5	93.5	52.4

The information above should not be considered indicative of future performance, nor should it be assumed that there is a direct correlation between the number of productive wells drilled and the amount of natural gas and oil that may be ultimately recovered.